Exhibit 99.1

Intel Corporation 2200 Mission College Blvd. Santa Clara, CA 95054-1549

Intel's 2.95% Junior Subordinated Convertible Debentures Due 2035
to Pay Contingent Interest of $4 Million

SANTA CLARA, Calif., Dec. 16, 2014 – Intel announced that the upside trigger on its 2.95 percent junior subordinated convertible debentures, which were issued in 2005 and due 2035 (CUSIP No. 458140AD2) (the "Notes"), has been met for the six-month interest payment period from Dec. 15, 2014 to June 15, 2015. As a result, contingent interest will be paid on the Notes for that six-month interest payment period. Contingent interest of approximately $4 million in the aggregate on the $1.6 billion outstanding principal amount of the Notes, or approximately $2.50 per $1,000 principal amount of the Notes, will be paid on June 15, 2015, to the holders of record as of June 1, 2015.
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CONTACTS:	Trey Campbell	Cara Walker
	Investor Relations	Media Relations
	503-696-0431	503-696-0831
	trey.s.campbell@intel.com	cara.walker@intel.com